Exhibit 99.1

NEWS RELEASE

Gray Reports Record Operating Results

Atlanta, Georgia – May 9, 2016. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announced results of operations for the three-months ended March 31, 2016 (the “first quarter of 2016”) including revenue of $173.7 million (+30%), Broadcast Cash Flow of $65.9 million (+41%), net income of $9.0 million, and free cash flow of $24.2 million (+10%). On a Combined Historical Basis, as defined herein, our year-over-year results were also impressive with revenue of $187.1 million (+12%), Broadcast Cash Flow of $69.3 million (+11%), and Free Cash Flow of $30.9 million (+9%). Diluted net income per share was $0.12 for the first quarter of 2016. Excluding the $6.7 million of transaction costs discussed below, adjusted diluted net income per share would have been $0.18 for the first quarter of 2016. These results set new records that demonstrate the success of our recent acquisitions, as well as strong organic growth, across our entire portfolio of television stations.

Highlights:

●

Record Revenue, Net Income and Broadcast Cash Flow – Our revenue for the first quarter of 2016 was $173.7 million, which was the highest for any first quarter in our history ($187.1 million on a Combined Historical Basis). Moreover, total revenue increased $40.4 million, or 30%, for the first quarter of 2016 compared to the three months ended March 31, 2015 (the “first quarter of 2015”). Our net income was $9.0 million for the first quarter of 2016, which was also the highest for any first quarter in our history. Our Broadcast Cash Flow was $65.9 million for the first quarter of 2016, which was also the highest for any first quarter in our history ($69.3 million on a Combined Historical Basis).

●

Total Leverage Ratio – As of March 31, 2016, our total leverage ratio, as defined in our senior credit facility, was 5.25 times on a trailing eight-quarter basis, netting all $120.7 million of cash on our balance sheet against our debt balance.

●

Schurz Acquisition and Related Transactions Completed – During February 2016, we completed the Schurz Acquisition and Related Transactions, as defined herein. The net adjusted purchase price, excluding transaction and financing costs, was approximately $457.4 million. This amount was funded by additional borrowings under our senior credit facility and proceeds from the sale of certain assets acquired in the transaction. Excluding transaction and financing costs, our net consideration paid was approximately $416.2 million. In the first quarter of 2016, these acquired stations contributed $16.6 million of net revenue and $5.8 million of broadcast cash flow to our results of operations. Our station group now includes 50 television markets broadcasting approximately 180 programming streams, including 35 affiliates of the CBS Network (“CBS”), 26 affiliates of the NBC Network (“NBC”), 19 affiliates of the ABC Network (“ABC”) and 13 affiliates of the FOX Network (“FOX”).

●

Transaction Costs – In connection with our acquisition activities, we incurred professional fees of approximately $6.7 million and $0.3 million in the first quarter of 2016 and 2015, respectively. These expenses are included in our corporate and administrative operating expenses.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

Effects of Acquisitions and Divestitures on Our Results of Operations

From October 31, 2013 through March 31, 2016, we completed 17 acquisition transactions and three divestiture transactions. These transactions added a net total of 41 television stations in 28 television markets to our operations, including 19 new television markets. During February 2016, we completed the Schurz Acquisition and Related Transactions that added the following 10 television stations to our operations:

Station	Primary Network Affiliation	Market
WBXX-TV	CW	Knoxville, TN
KWCH-TV (1)	CBS	Wichita-Hutchinson, KS
WDBJ-TV	CBS	Roanoke, VA
KYTV-DT	NBC	Springfield, MO
KCZ	CW	Springfield, MO
KSPR-TV (2)	ABC	Springfield, MO
WAGT-TV	NBC	Augusta, GA
KTUU-TV	NBC	Anchorage, AK
KOTA-TV (3)	ABC	Rapid City, SD
WLUC-TV	NBC/FOX	Marquette, MI

(1)	The acquired station includes three satellite stations, re-broadcasting the programming associated with the primary (CBS) network affiliation.
(2)	Gray provides certain non-sales, back-office services to KSPR-TV, acquired by Schurz Communications, Inc., on February 16, 2016.
(3)

We have acquired the indicated program stream in this market and are broadcasting this program stream on our previously existing station in this market, which has changed its call letters to KOTA-TV (ABC), as well as two satellite stations that we also acquired in the transaction.

During February 2016, we completed the acquisition of several television and radio stations from Schurz Communications, Inc.; divested certain of these stations; exchanged KAKE-TV for WBXX-TV and cash; and exchanged WSBT-TV for WLUC-TV (the “Schurz Acquisition and Related Transactions”). We refer to the stations acquired and retained in these transactions as the “2016 Acquired Stations.” During 2015, we completed six acquisitions which transactions collectively added a total of seven television stations in six markets (four new markets) to our operations at various times during that year, and we refer to the stations acquired in those acquisitions as the “2015 Acquired Stations.” During 2014, we completed seven acquisitions, which transactions collectively added a total of 22 television stations in 12 markets (10 new markets) to our operations at various times during that year, and we refer to the stations acquired in those acquisitions as the “2014 Acquired Stations.” Unless the context of the following discussions requires otherwise, we refer to the 2016 Acquired Stations, the 2015 Acquired Stations and the 2014 Acquired Stations, collectively, as the “Acquired Stations.”

Due to the significant effect that our acquisitions and divestitures have had on our results of operations, and in order to provide more meaningful period over period comparisons, we also present herein certain financial information on a "Combined Historical Basis." Unless otherwise defined, Combined Historical Basis reflects financial results that have been compiled by adding Gray's historical revenue and broadcast expenses to the historical revenue and broadcast expenses of the Acquired Stations; and removing the historical revenues and historical broadcast expenses of divested stations; as if they had been acquired and divested, respectively, on January 1, 2014 (the beginning of the earliest period presented). In addition, our Combined Historical Basis non-GAAP terms “Broadcast Cash Flow,” “Broadcast Cash Flow Less Cash Corporate Expenses,” “Operating Cash Flow as Defined in our Senior Credit Facility” and “Combined Historical Free Cash Flow” give effect to the financings related to the acquisition of the Acquired Stations, as if these financings occurred on January 1, 2014, and certain anticipated net expense savings resulting from the completed acquisitions.  Combined Historical Basis financial information for acquisitions does not reflect all purchase accounting and other adjustments required for Regulation S-X pro formas.

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2016	Page 2 of 14

Select Operating Data:

	As-Reported Basis Three Months Ended March 31,
			% Change		% Change
			2016 to		2016 to
	2016	2015	2015	2014	2014
	(dollars in thousands, except per share data)
Revenue (less agency commissions):
Total	$173,723	$133,303	30%	$91,297	90%
Political	$9,655	$1,159	733%	$2,792	246%

Operating expenses (1):
Broadcast	$108,568	$86,847	25%	$60,384	80%
Corporate and administrative	$15,678	$6,847	129%	$6,499	141%

Net income	$8,990	$5,595	61%	$1,277	604%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$65,894	$46,724	41%	$30,619	115%
Broadcast Cash Flow Less Cash Corporate Expenses	$51,186	$40,627	26%	$25,473	101%
Free Cash Flow	$24,215	$21,991	10%	$7,453	225%

Free Cash Flow Per Share:
Basic	$0.34	$0.38		$0.13
Diluted	$0.33	$0.37		$0.13

	Combined Historical Basis Three Months Ended March 31,
			% Change		% Change
			2016 to		2016 to
	2016	2015	2015	2014	2014
	(dollars in thousands, except per share data)
Revenue (less agency commissions):
Total	$187,076	$167,421	12%	$153,228	22%
Political	$9,863	$1,238	697%	$4,881	102%

Operating Expenses (1):
Broadcast	$120,730	$111,415	8%	$100,204	20%
Corporate and administrative	$15,678	$6,847	129%	$6,499	141%

Net Income	$6,406	$6,679	(4)%	$10,600.0	(40)%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$69,292	$62,399	11%	$56,895	22%
Broadcast Cash Flow Less Cash Corporate Expenses	$54,584	$56,302	(3)%	$51,749	5%
Operating Cash Flow as defined in the Gray senior credit facility	$60,839	$58,703	4%	$52,360	16%
Free Cash Flow	$30,924	$28,469	9%	$19,626	58%

Free Cash Flow Per Share Data:
Basic	$0.43	$0.49		$0.34
Diluted	$0.43	$0.48		$0.34

(1)	Excludes depreciation, amortization and loss on disposal of assets.
(2)	See definition of non-GAAP terms and a reconciliation of the non-GAAP amounts to net income included elsewhere herein.

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2016	Page 3 of 14

Results of Operations for the First Quarter of 2016

Reclassification of Revenue.

Historically, we have reported our local television advertising revenues and our internet/digital/mobile advertising revenues separately. Beginning in 2016, we will report a single line item identified as “Local (including internet/digital/mobile)” which will combine both our local television advertising revenues and our internet/digital/mobile advertising revenues. Since this revenue originates within each local market in which we operate and is sold by each local sales force, we believe this classification is more consistent and more representative of our operating focus, to maximize all aspects of local revenue. All prior periods presented have been reclassified to reflect our current presentation.

Revenue (less agency commissions) on As-Reported Basis.

The table below presents our revenue (less agency commissions) or “net revenue” by type for the first quarter of 2016 and 2015, respectively, dollars in thousands:

	Three-Months Ended March 31,
	2016		2015
		Percent		Percent
	Amount	of Total	Amount	of Total
Revenue (less agency commissions):
Local (including internet/digital/mobile)	$89,354	51.4%	$74,865	56.2%
National	22,079	12.7%	17,767	13.3%
Political	9,655	5.6%	1,159	0.9%
Retransmission consent	47,269	27.2%	36,251	27.2%
Other	5,366	3.1%	3,261	2.4%
Total	$173,723	100.0%	$133,303	100.0%

Total revenue increased $40.4 million, or 30%, to $173.7 million for the first quarter of 2016 compared to the first quarter of 2015. Revenue from the 2016 Acquired Stations and 2015 Acquired Stations, collectively, accounted for approximately $30.7 million of our total revenue in the first quarter of 2016. Revenue from the 2015 Acquired Stations had no effect on the first quarter of 2015 as none of the 2015 Acquired Stations were acquired in the first quarter of 2015.

Our revenue increased in the first quarter of 2016 as compared to the first quarter of 2015 primarily due to the additional revenue from the 2016 Acquired Stations and 2015 Acquired Stations; increases in retransmission revenue due primarily to increased retransmission consent rates; and increases in political advertising revenue due to 2016 being the “on year” of the two-year election cycle. Local and national advertising revenue included approximately $2.1 million of revenue from the broadcast of the 2016 Super Bowl on our CBS channels, an increase of approximately $0.6 million compared to the $1.5 million of revenue from the broadcast of the 2015 Super Bowl on our NBC channels.

The principal types of revenue for the first quarter of 2016 compared to the first quarter of 2015 were as follows:

●	Local advertising revenue (including internet/digital/mobile) increased $14.5 million, or 19%, to $89.4 million.

●	National advertising revenue increased $4.3 million, or 24%, to $22.1 million.

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2016	Page 4 of 14

●	Political advertising revenue increased $8.5 million, or 733%, to $9.7 million.

●	Retransmission consent revenue increased $11.0 million, or 30%, to $47.3 million.

●	Other revenue increased $2.1 million, or 65%, to $5.4 million.

Within our local and national advertising revenue categories, and excluding the 2016 Acquired Stations and 2015 Acquired Stations, our five largest customer categories experienced the following approximate changes during the first quarter of 2016 compared to the first quarter of 2015:

●	Automotive increased 2%;

●	Medical increased 4%;

●	Restaurant increased 2%;

●	Furniture and appliances increased 5%; and

●	Communications decreased 12%.

Revenue on Combined Historical Basis.

On a Combined Historical Basis, total revenue increased $19.7 million, or 12%, to $187.1 million in the first quarter of 2016 as compared to the first quarter of 2015. On a Combined Historical Basis, the principal types of revenue for the first quarter of 2016 compared to the first quarter of 2015, were approximately as follows:

•	Local advertising revenue (including internet/digital/mobile) increased $3.0 million, or 3%, to $96.7 million.

•	National advertising revenue decreased $0.8 million, or 3%, to $24.0 million.

•	Political advertising revenue increased $8.6 million, or 697%, to $9.9 million.

•	Retransmission consent revenue increased $8.6 million, or 21%, to $50.3 million.

•	Other revenue increased $0.3 million, or 5%, to $6.3 million.

Within our local and national advertising revenue categories, and including the revenue attributable to the 2016 Acquired Stations and the 2015 Acquired Stations, our five largest customer categories experienced the following approximate changes during the first quarter of 2016 compared to the first quarter of 2015:

●	Automotive was unchanged;

●	Medical was unchanged;

●	Restaurant increased 3%;

●	Furniture and appliances increased 6%; and

●	Communications decreased 12%.

Broadcast Operating Expenses on As-Reported Basis.

Broadcast operating expenses (before depreciation, amortization and gain or loss on disposal of assets) increased $21.7 million, or 25%, to $108.6 million for the first quarter of 2016 compared to the first quarter of 2015. The 2016 Acquired Stations and 2015 Acquired stations, collectively, accounted for approximately $18.4 million of our total broadcast operating expenses in the first quarter of 2016. The 2015 Acquired Stations had no effect on the first quarter of 2015 as none of the 2015 Acquired Stations were acquired in the first quarter of 2015.

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2016	Page 5 of 14

•

Non-compensation expense increased $11.1 million in the first quarter of 2016, primarily due to network program fees that increased $5.4 million reflecting increased fees payable to networks under our affiliation agreements. National sales commissions decreased $0.9 million in the first quarter of 2016 primarily as a result of the termination of substantially all of our national sales representation agreements at the beginning of 2016. Other operating expenses totaling $5.8 million increased in the first quarter of 2016 as a result of expenses associated with the 2016 Acquired Stations and 2015 Acquired Stations.

•

Compensation expense increased by $10.6 million in the first quarter of 2016, primarily as a result of $8.5 million in additional salary and bonus expense attributable to the 2016 Acquired Stations and 2015 Acquired Stations. Compensation related expenses, other than salary and bonus expenses, increased by $2.8 million also attributable to the 2016 Acquired Stations and 2015 Acquired Stations. Matching contributions to our defined contribution 401(k) plan were $1.4 million in the first quarter of 2016; these matching contributions began in the second half of 2015. These increases were offset, by a decrease of $2.3 million in expenses of our defined benefit pension plan in the first quarter of 2016, related to the freeze of that plan also in the second half of 2015. Non-cash share based compensation expenses were $0.3 million in the first quarter of 2016 compared to $0.2 million in the first quarter of 2015.

Broadcast Operating Expenses on Combined Historical Basis.

On a Combined Historical Basis, broadcast operating expenses (before depreciation, amortization and gain or loss on disposal of assets) increased $9.3 million, or 8%, to $120.7 million in the first quarter of 2016 as compared to the first quarter of 2015. The increase reflects, in part, the following:

•

Network program fees increased $5.2 million consistent with the growth of retransmission consent revenue. National sales commissions decreased $1.0 million in the first quarter of 2016, primarily as a result of the termination of substantially all of our national sales representation agreements at the beginning of 2016. In addition, other programming fees, news services, professional fees and promotions together decreased by approximately $1.0 million.

•

Compensation expense increased by approximately $3.1 million in the first quarter of 2016 compared to the first quarter of 2015. Non-cash share based compensation expenses were $0.3 million in the first quarter of 2016 compared to $0.2 million in the first quarter of 2015.

Corporate and Administrative Operating Expenses on As-Reported Basis.

Corporate and administrative expenses (before depreciation, amortization and gain or loss on disposal of assets) increased $8.8 million, or 129%, to $15.7 million in the first quarter of 2016 as compared to the first quarter of 2015. The increase reflects, in part, the following:

•

Non-compensation expense increased $8.5 million in the first quarter of 2016 primarily due to $6.7 million of professional fees related to the acquisition of the 2016 Acquired Stations compared to $0.3 million of professional fees incurred in the first quarter of 2015 related to the acquisition of the 2015 Acquired Stations.

•

Compensation expense increased $0.3 million primarily due to increases in incentive compensation costs; offset, in part, by reductions in relocation expenses. Non-cash share based compensation expenses were $1.0 million in the first quarter of 2016 compared to $0.7 million in the first quarter of 2015.

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2016	Page 6 of 14

Detailed table of operating results on As-Reported Basis

Gray Television, Inc.

Selected Operating Data (Unaudited)

(in thousands except for per share data)

	Three Months Ended March 31,
	2016	2015

Revenue (less agency commissions)	$173,723	$133,303
Operating expenses before depreciation, amortization and (gain) loss on disposal of assets, net:
Broadcast	108,568	86,847
Corporate and administrative	15,678	6,847
Depreciation	11,126	8,798
Amortization of intangible assets	3,888	2,771
Gain on disposals of assets, net	(1,648)	(18)
Operating expenses	137,612	105,245
Operating income	36,111	28,058
Other income (expense):
Miscellaneous income, net	569	7
Interest expense	(21,275)	(18,530)
Income before income taxes	15,405	9,535
Income tax expense	6,415	3,940
Net income	$8,990	$5,595

Basic per share information:
Net income	$0.13	$0.10
Weighted-average shares outstanding	71,791	58,224

Diluted per share information:
Net income	$0.12	$0.10
Weighted-average shares outstanding	72,582	58,737

Political revenue (less agency commissions)	$9,655	$1,159

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2016	Page 7 of 14

Other Financial Data

	As of
	March 31,	December 31,
	2016	2015
	(in thousands)

Cash	$120,654	$97,318
Long-term debt, including current portion	$1,636,178	$1,220,084
Borrowing availability under our revolving credit facility	$60,000	$50,000

	Three Months Ended March 31,
	2016	2015
	(in thousands)

Net cash provided by operating activities	$28,260	$29,243
Net cash used in investing activities	(420,162)	(2,931)
Net cash provided by financing activities	415,238	167,532
Net increase in cash	$23,336	$193,844

Guidance for the Three Months Ending June 30, 2016 (the “second quarter of 2016”)

Based on our current forecasts for the second quarter of 2016, we anticipate the changes from the three-months ended June 30, 2015 (the “second quarter of 2015”) as outlined below. Our estimates for the second quarter of 2016 include approximately $45.5 million of revenue and $29.7 million of broadcast operating expense estimated to be contributed by the 2016 Acquired Stations and 2015 Acquired Stations. We acquired the 2015 Acquired Stations subsequent to June 30, 2015.

	Three Months Ending June 30,
	Low End	% Change	High End	% Change
	Guidance	From	Guidance	From
	for	As-Reported	for	As-Reported	As-Reported
	the Second	Second	the Second	Second	Second
	Quarter of	Quarter of	Quarter of	Quarter of	Quarter of
Selected operating data:	2016	2015	2016	2015	2015
	(dollars in thousands)
OPERATING REVENUE:
Revenue (less agency commissions)	$195,000	36%	$197,000	37%	$143,464

OPERATING EXPENSES
(before depreciation, amortization and gain or loss on disposals of assets):
Broadcast	$121,000	40%	$123,000	42%	$86,445
Corporate and administrative	$8,000	24%	$9,000	40%	$6,444

OTHER SELECTED DATA:
Political advertising revenue (less agency commissions)	$9,500	332%	$10,000	355%	$2,197

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2016	Page 8 of 14

Comments on Second Quarter of 2016 Guidance

Revenue on As-Reported Basis.

Based on our current forecasts for the second quarter of 2016, we anticipate the following changes from the second quarter of 2015 as outlined below:

•	We believe our second quarter of 2016 local advertising revenue (including internet/digital/mobile) will increase within a range of approximately 25% to 27%.
•	We believe our second quarter of 2016 national advertising revenue will increase within a range of approximately 37% to 40%.
•

We believe our second quarter of 2016 political revenue will be within a range of approximately $9.5 million to $10.0 million. Our second quarter of 2015 political revenue was approximately $2.2 million.

•	We believe our second quarter of 2016 retransmission consent revenue will be within a range of approximately $50.0 million to $50.5 million.

Broadcast Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets, net) on As-Reported Basis.

For the second quarter of 2016, we anticipate our broadcast operating expenses will increase from the second quarter of 2015, reflecting the impact of the 2016 Acquired Stations and the 2015 Acquired Stations as well as anticipated increases in payroll and related employee benefits. We anticipate that our broadcast operating expenses will also reflect increases in network fees of approximately $7.0 million (to total approximately $24.0 million for the second quarter of 2016).

Corporate and Administrative Operating Expenses (before depreciation, amortization and gain on disposal of assets) on As-Reported Basis.

For the second quarter of 2016, we anticipate our corporate and administrative operating expense will increase to within a range of approximately $8.0 million to $9.0 million, primarily attributable to routine increases in compensation and professional service fees.

Second Quarter of 2016 on Combined Historical Basis.

Based on our current forecasts for the second quarter of 2016, we anticipate the following changes from the Combined Historical Basis second quarter of 2015 as outlined below. For the purposes hereof, our Combined Historical Basis revenues and expenses for the second quarter of 2015 have been adjusted to give effect to both the 2016 Acquired Stations and 2015 Acquired Stations.

Revenue on Combined Historical Basis:

•	We believe our second quarter of 2016 total revenue will be within a range of approximately $195.0 million to $197.0 million (or increase approximately +8% to +9%).
•

We believe our second quarter of 2016 local advertising revenue (including internet/digital/mobile) will be within a range of approximately $104.0 million to $105.0 million (or increase approximately 0% to +1%).

•	We believe our second quarter of 2016 national advertising revenue will be within a range of approximately $26.0 million to $27.0 million (or change approximately -3% to 0%).
•	We believe our second quarter of 2016 political revenue will be within a range of approximately $9.5 million to $10.0 million.
•	We believe our second quarter of 2016 retransmission consent revenue will be within a range of approximately $50.0 million to $50.5 million (or increase approximately +18% to +19%).

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2016	Page 9 of 14

Broadcast Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets) on Combined Historical Basis.

Our total broadcast operating expenses for the second quarter of 2016 are anticipated to increase from the second quarter of 2015 on a Combined Historical Basis by a range of approximately $9.5 million to $11.5 million (to total within a range of approximately $121.0 million to $123.0 million for the second quarter of 2016). This increase reflects an expected increase of $5.5 million in network fees (to total approximately $24.0 million for the second quarter of 2016). Consistent with our strategy, and the realization of our operating synergies, we believe that our Combined Historical Basis broadcast compensation costs will increase by approximately $3.8 million to total approximately $64 million in the second quarter of 2016 compared to the second quarter of 2015.

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2016	Page 10 of 14

Non-GAAP Terms

From time to time, Gray supplements its financial results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) by disclosing the non-GAAP financial measures Broadcast Cash Flow, Broadcast Cash Flow Less Cash Corporate Expenses, operating cash flow as defined in Gray’s Senior Credit Facility (“Operating Cash Flow”) and Free Cash Flow. These non-GAAP amounts are used by us to approximate the amount used to calculate a key financial performance covenant contained in our debt agreements. These non-GAAP amounts may also be provided on an As-Reported Basis as well as a Combined Historical Basis.

Broadcast Cash Flow is defined as net income plus loss from early extinguishment of debt, corporate and administrative expenses, broadcast non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue.

Broadcast Cash Flow Less Cash Corporate Expenses is defined as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue.

Operating Cash Flow is defined in Gray’s Senior Credit Facility as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations, network compensation revenue, plus pension expense but less cash contributions to pension plans.

Free Cash Flow is defined as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, amortization of deferred financing costs, any income tax expense, non-cash 401(k) expense, pension expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations, network compensation revenue, contributions to pension plans, amortization of original issue discount on our debt, capital expenditures (net of any insurance proceeds) and the payment of income taxes (net of any refunds received).

These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2016	Page 11 of 14

Reconciliation on As-Reported Basis

Reconciliation of net income to the non-GAAP terms, in thousands:

	Three Months Ended March 31,
	2016	2015	2014

Net income	$8,990	$5,595	$1,277
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	11,126	8,798	6,384
Amortization of intangible assets	3,888	2,771	289
Non-cash stock-based compensation	1,284	993	2,071
Gain on disposals of assets, net	(1,648)	(18)	331
Miscellaneous income, net	(569)	(7)	-
Interest expense	21,275	18,530	15,274
Income tax expense	6,415	3,940	859
Amortization of program broadcast rights	4,396	3,607	2,913
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	6	6	6
Network compensation revenue recognized	-	-	(108)
Payments for program broadcast rights	(3,977)	(3,588)	(3,823)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	14,708	6,097	5,146
Broadcast Cash Flow	65,894	46,724	30,619
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	(14,708)	(6,097)	(5,146)
Broadcast Cash Flow Less Cash Corporate Expenses	$51,186	$40,627	$25,473
Pension expense	40	2,401	1,573
Contributions to pension plans	(520)	-	(962)
Interest expense	(21,275)	(18,530)	(15,274)
Amortization of deferred financing costs	1,071	799	692
Amortization of net original issue premium on 7 1/2% senior notes due 2020	(216)	(216)	(216)
Purchase of property and equipment	(5,931)	(2,849)	(3,802)
Income taxes paid, net of refunds	(140)	(241)	(31)
Free Cash Flow	$24,215	$21,991	$7,453

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2016	Page 12 of 14

Reconciliation on Combined Historical Basis

Reconciliation of net income to the non-GAAP terms, in thousands:

	Three Months Ended March 31,
	2016	2015	2014
Net income	$6,406	$6,679	$10,600
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	11,772	11,289	10,724
Amortization of intangible assets	4,707	4,482	1,910
Non-cash stock-based compensation	1,284	993	2,071
(Gain) loss on disposals of assets, net	(1,432)	35	(13)
Miscellaneous income, net	(587)	(21)	37
Interest expense	23,589	23,317	23,210
Income tax expense	6,211	3,380	58
Amortization of program broadcast rights	4,396	3,607	2,913
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	6	6	6
Network compensation revenue recognized	-	-	-
Payments for program broadcast rights	(3,977)	(3,588)	(3,823)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	14,708	6,097	5,146
Other	2,209	6,123	4,056
Broadcast Cash Flow	$69,292	$62,399	$56,895
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	(14,708)	(6,097)	(5,146)
Broadcast Cash Flow Less Cash Corporate Expenses	$54,584	$56,302	$51,749
Pension expense	40	2,401	1,573
Contributions to pension plans	(520)	-	(962)
Other	6,735	-	-
Operating Cash Flow as defined in Senior Credit Agreement	$60,839	$58,703	$52,360
Interest expense	(23,589)	(23,317)	(23,210)
Amortization of deferred financing costs	1,071	799	692
Amortization of net original issue premium on 7 1/2% senior notes due 2020	(216)	(216)	(216)
Purchase of property and equipment	(5,931)	(6,250)	(8,750)
Income taxes paid, net of refunds	(1,250)	(1,250)	(1,250)
Free Cash Flow	$30,924	$28,469	$19,626

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2016	Page 13 of 14

The Company

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and operates television stations and leading digital assets in markets throughout the United States. We own and/or operate television stations in 50 television markets that broadcast approximately 180 separate program streams including 35 channels affiliated with CBS, 26 channels affiliated with NBC, 19 channels affiliated with ABC and 13 channels affiliated with FOX.  We own the number-one or number-two ranked television station operations in 49 of those 50 markets.  Our stations reach approximately 9.4 percent of total United States television households.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the second quarter of 2016 or other periods, the impact of recently completed transactions, future expenses and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of May 9, 2016. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in our Annual Report on Form 10-K for the year ended December 31, 2015 and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC's website at www.sec.gov.

Conference Call Information

We will host a conference call to discuss our first quarter operating results on May 9, 2016. The call will begin at 11:00 a.m. Eastern Time. The live dial-in number is 1-888-430-8694 and the confirmation code is 4438631. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1-888-203-1112, Confirmation Code: 4438631 until June 8, 2016.

Web site: www.gray.tv

For information contact:

Hilton Howell	Kevin Latek	Jim Ryan
President and	Executive Vice President and	Executive Vice President and
Chief Executive Officer	Chief Legal and	Chief Financial Officer
(404) 266-5512	Development Officer	(404) 504-9828
(404) 266-8333

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2016	Page 14 of 14